                                                     Exhibit (99)
                                                     Commonwealth Edison Company
                                                     Form 8-K  File No. 1-1839

Management's Discussion and Analysis of Financial Condition and Results of Operations
- ---------------------
 Liquidity and Capital Resources

      Capital Budgets. Commonwealth Edison Company (Company) and its electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc. (collectively, companies), have a construction program for the three-year period 1994-96 which consists principally of improvements to the companies' existing nuclear and other electric production, transmission and distribution facilities. It does not include funds (other than for planning) to add new generating capacity to the Company's system. The program, as approved by the Company in January 1994, calls for electric plant and equipment expenditures of approximately $2,450 million (excluding nuclear fuel expenditures of approximately $780 million). This amount reflects a decrease of approximately $200 million compared with the common years (1994-95) of the previously approved construction program. In part, the decrease reflects a reduction in capital spending announced by the Company in July 1992 due to adverse financial circumstances. For additional information concerning the cost reduction plan, see "Rates and Financial Condition" below. It is estimated that such construction expenditures, with cost escalation computed at 4% annually, will be as follows:

                                                     Three-Year
       (millions of dollars)          1994 1995 1996      Total
       -----------------------------  ---- ---- ---- ----------
       Production                     $295 $310 $250     $  855
       Transmission and Distribution   340  445  505      1,290
       General                         115   95   95        305
      ---------------------------------------------------------
         Total                        $750 $850 $850     $2,450
      ---------------------------------------------------------

        The Company's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity or through equivalent purchased power or demand-side management resources, in 1997 and each year thereafter through the year 2000. The projected resource needs reflect the current planning reserve margin recommendations of the Mid-America Interconnected Network (MAIN), the reliability council of which the Company is a member. The Company's forecasts indicate that the additional resource need during this period would exist only during the summer months. The Company does not expect to make expenditures for additional capacity to the extent the need for capacity can be met through cost-effective demand-side management resources, non-utility generation or other power purchases. To assess the market potential to provide such cost-effective resources, the Company solicited proposals to supply it with cost-effective demand-side management resources, non-utility generation resources and other-utility power purchases sufficient to meet forecasted requirements through the year 2000. The responses to the solicitation suggest that adequate resources to meet the Company's needs could be obtained from those sources but the Company has not yet determined whether those sources represent the most economical alternative. If the Company were to build additional capacity to meet its needs, it would need to make additional expenditures during the 1994-96 period.
        The Company has not budgeted for a number of projects, particularly at generating stations, which could be required, but which the Company does not expect to be required during the budget period. In particular, the Company has not budgeted for the construction of scrubbers at its Kincaid generating station, for the replacement of major amounts of piping at its boiling water reactor nuclear stations or for the replacement of steam generators at its pressurized water reactor nuclear stations.

- ------------------------------

        Purchase commitments, principally related to construction and nuclear fuel, approximated $1,187 million at December 31, 1993. In addition, the Company has substantial commitments for the purchase of coal under long-term contracts as indicated in the following table.

       Contract                                         Period   Commitment (1)
       ----------------------------------------------- --------- --------------
       Black Butte Coal Co.                            1994-2007         $1,212
       Decker Coal Co.                                 1994-2015         $  862
       Peabody Coal Co.                                1994              $   34
       Big Horn Coal Co.                               1998              $   21
      -------------------------------------------------------------------------

      (1) Estimated costs in millions of dollars FOB mine. No estimate of future cost escalation has been made.

      For additional information concerning these coal contracts and the Company's fuel supply, see "Results of Operations" below and Notes 3, 17 and 19 of Notes to Financial Statements.
        The construction program will be reviewed and modified as necessary to adapt to changing economic conditions, rate levels and other relevant factors including changing business and legal needs and requirements. The Company cannot anticipate all such possible needs and requirements. While regulatory needs in particular are more likely, on balance, to require increases in construction expenditures than decreases, the Company's financial condition may require compensating or greater reductions in other construction expenditures. See "Rates and Financial Condition" below for additional information concerning the construction program.

      Capital Resources. The Company has forecast that internal sources will provide approximately one-half of the funds required for its construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning trusts, sinking fund obligations and refinancing of scheduled debt maturities
      (the annual sinking fund requirements for preference stock and long-term debt are summarized in Notes 7 and 8
                                of Notes to Financial Statements). The
                                forecast takes into account the rate reduction
  The construction program      reflected in the Rate Matters Settlement
  budget for 1994-96            (described below), and reflects the payments
  reflects a decrease of        required to be made to customers under the
  approximately $200            Rate Matters Settlement and the Fuel Matters
  million compared with the     Settlement (described below).
  common years 1994-95 of         The type and amount of external financing
  the previous construction     will depend on financial market conditions and
  budget.                       the needs and capital structure of the Company
                                at the time of such financing. Although the Company's new money financing requirements decreased significantly with the completion of its nuclear generating capacity construction program, they have subsequently increased due to higher expenditures and lower operating cash flows resulting from reduced revenues due to customer refunds and rate level adjustments ordered in various proceedings related to the level of the Company's rates and the effect of the Rate Matters Settlement and the Fuel Matters Settlement. See "Rates and Financial Condition" below for information related to the Company's reductions to operation and maintenance expenses and its construction program in response to adverse regulatory and judicial decisions. A portion of the Company's financing is expected to be provided through the continued sale and leaseback of nuclear fuel. The Company has unused bank lines of credit which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the Company's credit ratings, or on a prime interest rate. Collateral, if required for the borrowings, would consist of first

- ------------------------------

      mortgage bonds issued under and in accordance with the provisions of the Company's mortgage. See Note 9 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1993, 1992 and 1991.
        During 1993, the Company issued an aggregate of 421,994 shares of common stock for approximately $11,462,000 under its employe stock plans; issued and sold 700,000 shares of $6.875 Cumulative Preference Stock for approximately $69 million; sold and leased back an aggregate of approximately $204,254,000 of nuclear fuel; issued $1,715 million aggregate principal amount of first mortgage bonds; and issued $235 million of other long-term debt. On January 25, 1994, the Company announced the closing of the sale of $66 million of Pollution Control Revenue Refunding Bonds issued through the Illinois Development Finance Authority. The proceeds of the first mortgage bonds issued during 1993 were or will be used primarily to discharge or refund outstanding debt securities.
        The Company has an effective "shelf" registration statement with the Securities and Exchange Commission for the future sale of up to an additional $1,030 million of debt securities and cumulative preference stock for general corporate purposes of the Company, including the discharge or refund of other outstanding securities.

      Rates and Financial Condition. The Company's financial condition is dependent upon its ability to generate revenues to cover its costs. To maintain a satisfactory financial condition, the Company must recover the costs of and a return on completed construction projects, including its three most recently completed generating units, and maintain adequate debt and preferred and preference stock coverages and common stock equity earnings. The Company has no significant revenues other than from the sale of electricity. Under the economic and political conditions prevailing in Illinois, the Company's management recognizes that competitive and
                                regulatory circumstances may limit the
 Workforce reductions           Company's ability to raise its prices.
 already implemented,           Therefore, the Company's financial condition
 combined with other            will depend in large measure on the Company's
 actions, are estimated to      levels of sales, expenses and capital
 have saved approximately       expenditures. See "Business and Competition"
 $130 million in operation      below.
 and maintenance expenses         In response to the adverse regulatory and
 during 1993.                   judicial decisions in the proceedings relating
                                to the level of the Company's rates, the Company implemented a cost reduction plan in 1992 involving various management workforce reductions through early retirement and voluntary and involuntary separations. Such reductions, when combined with other actions, are estimated by the Company to have saved approximately $130 million in operation and maintenance expenses during 1993. The management workforce reduction resulted in a charge to income of approximately $23 million (net of income tax effects) in 1992. In addition, the Company reached agreement in August 1993 with its unions regarding certain cost reduction actions. The agreement provides for a wage freeze until April 1, 1994, changes to reduce health care plan cost, increased use of part-time employment and changes in holiday provisions. The agreement also includes a continuation of negotiations relative to other issues. Further, the Company has reduced planned construction program expenditures by approximately $200 million compared with the common years (1994-95) of the previously approved construction program. See "Rate Proceedings" below and Note 12 of Notes to Financial Statements.
        In addition, the quarterly common stock dividends, payable on and since November 1, 1992, were reduced by 47% from the seventy-five cents per share amount paid quarterly since 1982 to forty cents per share. Dividends have been declared on the outstanding shares of the Company's preferred and preference stocks at their regular quarterly rates. The Company's Board of Directors will continue to review quarterly the payment of dividends.
        The current ratings of the Company's securities by three principal securities rating agencies are as follows:

      ----------------------------------------------------------------------
                                                             Standard Duff &
                                                     Moody's & Poor's Phelps
                                                     ------- -------- ------
       First mortgage and secured pollution control
        bonds                                           Baa2     BBB  BBB
       Publicly-held debentures and unsecured
        pollution control obligations                   Baa3     BBB- BBB-
       Convertible preferred stock                      baa3     BBB- BB+
       Preference stock                                 baa3     BBB- BB+
       Commercial paper                                 P2       A-2  Duff 2
      ----------------------------------------------------------------------

        The foregoing ratings reflect downgradings during 1992 and in January 1993 as a result of developments in the proceedings leading to, and the issuance of, the Illinois Commerce Commission (ICC) rate order issued on January 6, 1993 (as subsequently modified, the Remand Order). In December 1993, Standard & Poor's affirmed its ratings of the Company's debt, although on October 27, 1993, it changed its "outlook" on the Company's ratings from stable to negative as part of its larger assessment of the electric utility industry. In September 1993, Moody's and Duff & Phelps affirmed their ratings of the Company's securities, and in October 1993, Moody's rating outlook on the Company remained stable.

      Business and Competition. The electric utility business has historically been characterized by retail service monopolies in state or locally franchised service territories. Investor-owned electric utilities have tended to be vertically integrated with all aspects of their business subject to pervasive regulation. Although customers have normally been free to supply their electric power needs through self-generation, they have not had a choice of electric suppliers and self-generation has not generally been economical.
        The market in which electric utilities like the Company operate has become more competitive and many observers believe competition will intensify. Self-generation can be economical for certain customers, depending on how and when they use electricity and other customer-specific considerations. A number of competitors are currently seeking to identify and do business with those customers. In addition, suppliers of other forms of energy are increasingly competing to supply energy needs which historically were supplied primarily or exclusively by electricity.
        The Energy Policy Act of 1992 will likely have a significant effect on companies engaged in the generation, transmission, distribution, purchase and sale of electricity. This Act, among other things, expands the authority of the Federal Energy Regulatory Commission to order electric utilities to transmit or "wheel" wholesale power for others, and facilitates the creation of non-utility electric generating companies. Although the Company cannot now predict the full impact of this Act, it will likely create and increase competition affecting the Company.
        The Company is facing increased competition from several non-utility businesses which seek to provide energy services to users of electricity, especially larger customers such as industrial, commercial and wholesale customers. Such suppliers include independent power producers and unregulated energy services companies. In this regard, natural gas utilities operating in the Company's service area have established subsidiary ventures to provide heating, ventilating and air conditioning services, attempting to attract the Company's customers. Also, several utilities in the United States have established unregulated energy services subsidiaries which pursue business opportunities wherever they exist. In addition, cogeneration and energy services companies have begun soliciting the Company's customers to provide alternatives to using the Company's electricity.
        On July 13, 1993, legislation became effective in Illinois which permits the Company to create certain unregulated subsidiaries, and to form a holding company, without being required to obtain the approval of the ICC. The legislation gives the Company and its affiliates flexibility to compete with unregulated competitors to provide energy services. The Company has created an unregulated subsidiary to engage in energy service activities and is preparing to obtain necessary shareholder and Federal regulatory approvals to form a holding company.

      Regulation. The companies are subject to state and federal regulation in the conduct of their operations. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect the companies' operational and capital expenditures.
        During the past several years, the Nuclear Regulatory Commission
      (NRC) has placed two of the Company's nuclear generating stations, Zion station and Dresden station, on its list of plants to be monitored closely. Generally, such status can be expected to result, and has resulted, in increased expenditures to address deficiencies in station management and/or operations. The Company has restructured its management of its nuclear stations and committed additional resources to their operations. The Zion station was removed from the list of plants to be monitored closely in February 1993; however, the Dresden station remains on that list. On January 27, 1994, the NRC noted adverse performance trends at Quad-Cities station as well as at LaSalle County station. The Company had already identified and was working to correct most of the problems cited. In addition, the Company anticipates that it will need to make significant capital expenditures in future years in connection with certain of its nuclear generating units.
        The Clean Air Act Amendments of 1990 (Amendments) will require reductions in sulfur dioxide emissions from the Company's Kincaid station. The Amendments also bar future utility sulfur dioxide emissions except to the extent utilities hold allowances for their emissions. Allowances which authorize their holder to emit sulfur dioxide will be issued by the United States Environmental Protection Agency based largely on historical levels of sulfur dioxide emissions. These allowances will be transferable and marketable. The Company's ability to increase generation in the future to meet expected increased demand for electricity will depend in part on the Company's ability to acquire additional allowances or to reduce emissions below otherwise allowable levels from its existing generating plants. In addition, the Amendments require studies to determine what controls, if any, should be imposed on utilities to control air toxic emissions, including mercury. The Company's Clean Air Compliance Plan for Kincaid station was approved by the ICC on July 8, 1993. In late 1993, however, a federal court declared the Illinois law under which the approval was received to be unconstitutional and compliance plans prepared and approved in reliance on the law to be void. Under the Plan approved by the ICC, the Company would have been allowed to burn low sulfur Illinois coal at Kincaid station without the installation of pollution control equipment for the years 1995 through 1999, and to purchase any necessary emission allowances that are expected to be available under the Amendments during this period. Also, under the Plan, the Company expected to install pollution control equipment for Kincaid station by the year 2000. When the final outcome of the federal litigation is known, the Company will determine whether any changes are required.
        The Amendments also will require reductions in nitrogen oxide emissions from the Company's fossil fuel generating units. The Illinois Environmental Protection Agency has proposed rules with respect to such emissions which would require modifications to certain of the Company's boilers. The Company's construction program for the three-year period 1994-96 includes $25 million for such modifications.

- ------------------------------

      Capital Structure. The Company's ratio of long-term debt to total capitalization has increased to 55.0% at December 31, 1993 from 54.0% at December 31, 1992. This increase is related primarily to the decrease in retained earnings resulting principally from the recording in 1993 of the settlements discussed in "Rate Proceedings" below.

- ------------
 Rate Proceedings

      The Company's revenues, net income, cash flows and plant carrying costs have been affected directly by various rate-related proceedings. During the periods presented in the financial statements, the Company was involved in proceedings concerning its October 1985 ICC rate order (which related principally to the recovery of costs associated with its Byron Unit 1 nuclear generating unit), proceedings concerning its March 1991 ICC rate order (which related principally to the recovery of costs associated with its Byron Unit 2 and Braidwood Units 1 and 2 nuclear generating units (Units)), proceedings concerning the reduction in the difference between the Company's summer and non-
      summer residential rates that was effected in the summer of 1988, and
      ICC fuel reconciliation proceedings principally concerning the recoverability of the costs of the Company's western coal. In addition, there were outstanding issues related to the appropriate interest rate and rate design to be applied to a refund that was made in 1990 following the reversal of a December 1988 ICC rate order and a rider to the Company's rates that the Company was required to file as a result of the change in the federal corporate income tax rate made by the Tax Reform Act of 1986. The uncertainties associated with such proceedings and issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement (which are discussed below).
        The effects of the aforementioned rate proceedings during the periods presented are discussed below under "Results of Operations."
      For additional information regarding such proceedings, see Notes
                                2 and 3 of Notes to Financial Statements in
                                the Company's Quarterly Report on Form 10-Q
 The Company has                for the quarterly period ended June 30, 1993.
 restructured its
 management of its nuclear      Settlements Relating to Certain Rate Matters.
 stations and committed         On September 24, 1993, the Company's Board of
 additional resources to        Directors approved two proposed settlements
 their operations.              which the Company's management had reached
                                with parties involved in several of the
                                proceedings and matters relating to the level of the Company's rates for electric service.
                                One of the proposed settlements (Rate Matters
                                Settlement) concerns the proceedings relating to the Company's 1985 and 1991 ICC rate orders, the proceedings relating to the reduction in the difference between the Company's summer and non- summer residential rates, the outstanding interest rate and rate design issues, and a rider related to the change in the federal corporate income tax rate made by the Tax Reform Act of 1986. The other proposed settlement (Fuel Matters Settlement) relates to the ICC fuel reconciliation proceedings involving the Company for the period from 1985 through 1988 and to future challenges by the settling parties to the prudency of the Company's western coal costs for the period from 1989 through 1992. Each of these settlements was subject to appropriate action by the ICC or the courts having jurisdiction over the proceedings.
        As a result of subsequent ICC and judicial actions, the Rate Matters Settlement became final on November 4, 1993. Under the Rate Matters Settlement, effective as of November 4, 1993, the Company reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid

- -----------------------------

      balance, through temporarily reduced rates over an initial refund period scheduled to be twelve months (to be followed by a
      reconciliation period of no more than five months). The Company had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to the March 1991
      ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million. The recording of the effects of the Rate Matters Settlement in October 1993 reduced the Company's 1993 net income and retained earnings by approximately $292 million or $1.37 per common share, in addition to the effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million (or $1.26 per common share) in deferred carrying charges, net of income taxes, authorized in the
      Remand Order. In January 1994, a purported class action was filed in the Circuit Court of Cook County, Illinois challenging the method in which the refunds are being made to residential customers in the Rate Matters Settlement. The Company does not believe that the complaint has any merit.
        In the Remand Order, the rate determination was based upon, among other things, findings by the ICC with respect to the extent to which the Units were "used and useful" during the 1991 test year period of the rate order. With respect to the "used and useful" issue, the ICC applied a needs and economic benefits methodology, using a twenty percent reserve margin and forecasted peak demand, and found Byron
      Unit 2 and Braidwood Units 1 and 2 to be 93%, 21% and 0%,
      respectively, "used and useful." The Company has not recorded any disallowances related to the "used and useful" issue.
                                The Company considers the "used and useful"
                                disallowance in the Remand Order to be
                                temporary. The ICC concluded in the Remand
                                Order that the forecasts in the record in that
 Kilowatthour sales to          proceeding indicate that Braidwood Units 1 and
 ultimate consumers             2 will be fully "used and useful" within the
 increased 4.6% in 1993,        reasonably foreseeable future.
 the result of increased          As a result of subsequent ICC actions, the
 sales to all major             Fuel Matters Settlement became final on
 classes of customers.          November 15, 1993. Under the Fuel Matters
                                Settlement, effective as of December 2, 1993, the Company commenced paying approximately
                                $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period. The Company recorded the effects of the Fuel Matters Settlement in October 1993, which effects reduced the Company's net income and retained earnings by approximately $62 million or $0.29 per common share.

- ---------------
 Results of Operations

      Earnings Per Common Share. The Company's earnings per common share were $0.22 in 1993, $2.08 in 1992 and $0.08 in 1991. The 1993 results were significantly affected by the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced net income by approximately $354 million or $1.66 per common share, in addition to the effect of the deferred recognition of revenues which the Company had recorded during 1993, and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, as authorized in the Remand Order. The 1993 earnings also reflect the favorable cumulative effect ($9.7 million or $0.05 per common share) of the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, in January 1993. The effect of the non-recurring items was partially offset by a higher level of kilowatthour sales and lower operation and maintenance expenses. Excluding non-recurring items, earnings in 1993 would have been $1.83 per common share.
        The 1992 results were significantly affected by the decreased level of kilowatthour sales due to a cooler than normal summer, higher operation and maintenance expenses, higher revenues resulting from the full effect of the rate increase which became effective on March 20, 1991, lower fuel and purchased power costs and the 1992 reduction to net income of $50 million or $0.24 per common share to reflect a provision for additional refunds and interest related to the 1985 ICC rate order. Excluding non-recurring items, earnings in 1992 would have been $2.32 per common share.
        The 1991 results were significantly affected by the recording of the effects of the unreasonable plant cost disallowance applicable to the Units included in the ICC's March 1991 rate order, which reduced net income by approximately $734 million or $2.59 per common share. The rate increase authorized by the March 1991 ICC order, which became effective on March 20, 1991, partially offset these reductions. Excluding the non-recurring adjustments, earnings in 1991 would have been $2.67 per common share.
        See "Rate Proceedings" above for information relating to various rate proceedings which have affected the Company's earnings per common share.

      Kilowatthour Sales. Kilowatthour sales to ultimate consumers increased 4.6% in 1993, the result of increased sales to all classes of customers (except railroads, which decreased), due primarily to more normal summer weather in 1993 as compared to 1992. Kilowatthour sales to ultimate consumers decreased 4.6% in 1992 principally reflecting lower kilowatthour sales to residential consumers as a result of a cooler than normal summer. Kilowatthour sales to ultimate consumers increased 5.2% in 1991, the result of increased sales to all classes of customers and a warmer summer in 1991 than 1990. Kilowatthour sales including sales for resale increased 16.0% in 1993, decreased 3.7% in 1992 and increased 1.2% in 1991.

      Electric Operating Revenues. Operating revenues decreased $766 million in 1993 principally reflecting the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 electric operating revenues by $1,282 million. This reduction was partially offset by a higher level of kilowatthour sales and an increase in the recovery of energy costs under the fuel adjustment provision in the Company's rates. See "Rate Proceedings" above and "Earnings per Common Share" herein and Note 2 of Notes to Financial Statements for additional information.
        Operating revenues decreased $249 million in 1992 principally reflecting a lower level of kilowatthour sales due to a cooler than normal summer, a decrease in the recovery of energy costs under the fuel adjustment provision in the Company's rates and a provision for revenue refunds of approximately $18 million related to the 1985 ICC rate order. The decrease more than offset the full effect of the rate increase authorized in the March 1991 ICC order, which became effective March 20, 1991. See "Rate Proceedings" above for additional information.
        Operating revenues increased $965 million in 1991 due to the rate increase which became effective on March 20, 1991, higher kilowatthour sales in 1991 and the favorable comparison to 1990 in which rates were rolled back as a result of the reversal of a December 1988 ICC rate order and provisions for revenue refunds which were made as a result of developments in the proceedings related to the 1985 ICC rate order and the reversal of the December 1988 ICC rate order. See "Rate Proceedings" above for additional information.
        Operating revenues for 1994 will be affected by the Rate Matters Settlement (discussed above), which lowered the level of the Company's rates.

      Fuel Costs. Changes in fuel expense for 1993, 1992 and 1991 primarily result from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                         1993    1992    1991
       ----------------------------------------------  ------  ------  ------
       Cost of fuel consumed (per million Btu):
        Nuclear                                         $0.52   $0.52   $0.49
        Coal                                            $2.89   $2.96   $2.84
        Oil                                             $3.03   $3.02   $3.37
        Natural gas                                     $2.70   $2.36   $2.48
        Average all fuels                               $1.15   $0.97   $1.07
       Net generation of electric energy (millions of
        kilowatthours)                                 94,266  79,889  82,046
       Fuel sources of kilowatthour generation:
        Nuclear                                            75%     83%     77%
        Coal                                               23      15      21
        Oil                                                 1       1       1
        Natural gas                                         1       1       1
      ------------------------------------------------------------------------
                                                          100%    100%    100%
      ------------------------------------------------------------------------

        The cost of nuclear fuel consumed in 1991 reflects an accrual for a $46 million court ordered refund from the Department of Energy (DOE) relating to spent nuclear fuel disposal costs. An offsetting amount was included in deferred under or overrecovered energy costs in December 1991 and was refunded to the Company's ratepayers through the fuel adjustment clause in February 1992. In connection with the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE will be assessed annually for a fifteen-year period amounts to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. The Company's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation). The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements for information related to the accounting for such costs.

      Fuel Supply. Compared to other utilities, the Company has relatively low average fuel costs. This results from the Company's reliance predominantly on lower cost nuclear generation. The Company's coal costs, however, are high compared to those of other utilities. The Company's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and the Company has significant purchase commitments under its contracts. Coal and fuel oil, at average cost, included in the Consolidated Balance Sheets, decreased approximately $215 million in 1993 as compared to 1992, primarily due to lower inventory levels at year-end, reflecting the Company's present policy of maintaining coal inventories equal to 30 days of high utilization. Lower average costs per ton of coal due to renegotiated coal and rail contracts, which became effective January 1, 1993, also contributed to the decrease in 1993. For additional information concerning the Company's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and Notes 2, 3, 17 and 19 of Notes to Financial Statements.

- ------------------------------

      Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of the Company's generating units and the availability and cost of power from other utilities.
        The number and average cost of kilowatthours purchased were as follows:

                                                          1993   1992   1991
       -----------------------------------------------    ----  -----  -----
       Kilowatthours (millions)                             644  2,555  3,374
       Cost per kilowatthour                              1.91c  1.78c  2.16c
      ------------------------------------------------

      Deferred Under or Overrecovered Energy Costs--Net. Electric operating expenses for the years 1993, 1992 and 1991 reflect the net change in under or overrecovered allowable energy costs. See "Fuel Costs" and "Fuel Supply" above and Notes 1 and 3 of Notes to Financial
      Statements.

      Operation and Maintenance Expenses. Total operation and maintenance expenses decreased approximately 4% during 1993 and increased approximately 9% and 18% during 1992 and 1991, respectively. The decrease in 1993 primarily reflects a decrease in operation and maintenance expenses associated with nuclear generating stations, lower costs of pension benefits, lower expenses related to fossil generating station and customer-related activities, a decrease in the number of employes and lower research costs, partially offset by higher costs of other employe benefits, including postretirement health care benefits, and the cost related to a special incentive plan for employes. The increases in 1992 and 1991 primarily reflect an increase in operation and maintenance expenses associated with nuclear generating stations, cost of pension and other employe benefits, including postretirement health care benefits, and an increased number of employes. The increase in 1991 also reflects an increase related to transmission and distribution activities. Wage increases, the effects of which are reflected in the increases and decreases discussed below, have increased operation and maintenance expenses during 1992 and
      1991. Wages in 1993 were not increased over 1992 levels. The effects of inflation, which are also reflected in the increases and decreases discussed below, have increased operation and
                                maintenance expenses during the periods. The
 Compared to other              cost of pension benefits (net of amounts
 utilities, the Company         charged to construction) decreased $16 million
 has relatively low             in 1993 and increased $21 million and $31
 average fuel costs. This       million in 1992 and 1991, respectively. The
 results from the               1992 pension increase reflects the effect of
 Company's reliance             the Company's workforce reduction program in
 predominantly on lower         which a charge to income of $26 million was
 cost nuclear generation.       recorded in 1992 (see Note 12 of Notes to
                                Financial Statements for additional
                                information). Additional costs associated with the Company's management workforce reduction program of approximately $11 million were recorded in 1992, which adversely impacted operation and maintenance expenses for 1992. The cost of postretirement health care benefits (net of amounts charged to construction) increased $14 million, $29 million and $19 million in 1993, 1992 and 1991, respectively. The $14 million increase for 1993 reflects an increase in the cost of postretirement health care benefits of $17 million as a result of the Company adopting on January 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (see Note 13 of Notes to Financial Statements for additional information). Nuclear operation and maintenance expenses decreased approximately $74 million in 1993 and increased $105 million and $79 million in 1992 and 1991, respectively. The decrease at the nuclear generating stations in 1993 includes the effects of the Company's cost reduction efforts. Operation and maintenance expenses associated with nuclear generating stations in future years may be significantly affected by regulatory, operational and other requirements. Operation and maintenance expenses associated with the Company's transmission and

- ------------------------------

      distribution system which increased $41 million in 1991, and remained stable in 1992 and 1993, may increase in future years due, in part, to the effect of increased customer expectations regarding reliability. Operation and maintenance expenses associated with the fossil generating stations in 1993 decreased $13 million and research costs decreased $10 million from the prior period due primarily to the effects in 1993 of the Company's cost reduction efforts. Costs of customer-related activities in 1993 decreased $13 million. Operation and maintenance expenses in 1993 also reflect a $36 million special incentive plan cost for employes related to a sharing of operation and maintenance savings below budgeted levels. In 1993, the Company recorded a provision of $5 million which reflects the low end of the range of its estimate of the liability associated with cleanup costs of remediation sites other than former manufactured gas plant (MGP) sites. In 1991, the Company recorded a provision of $25 million which reflects the low end of the range of its estimate of the liability associated with former MGPs. See Note 19 of Notes to Financial Statements for additional information concerning cleanup costs of remediation sites and former MGPs. For further information regarding the cost reduction plan and its effect on future operation and maintenance expenses, see "Liquidity and Capital Resources," subcaption "Rates and Financial Condition" above.

      Depreciation. Depreciation expense increased in 1993 as a result of additions to plant in service. Depreciation expense increased in 1992 as a result of reflecting in expense a full year's effect of increased decommissioning costs allowed by the March 1991 ICC rate order, which became effective March 20, 1991. Depreciation expense in 1991 decreased compared to 1990 due primarily to lower average
                                annual composite depreciation rates as well as
                                the reduction to depreciable plant facilities
 Average interest rate on       in 1991 reflecting the effects of recording
 long-term debt                 disallowed plant costs, partially offset by
 outstanding has been           the increase in decommissioning expense
 significantly reduced,         resulting from the March 1991 ICC rate order.
 primarily through              See Note 1 of Notes to Financial Statements
 refinancings at generally      for information concerning depreciation rates
 lower rates of interest.       and decommissioning costs.

                                Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1993, 1992 and 1991 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt reflect new issues of debt and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                    1993      1992      1991
       --------------------------------------   --------  --------  --------
       Long-term debt outstanding:
        Average amount (millions)               $8,105.1  $7,699.9  $7,314.3
        Average interest rate                       8.03%     8.58%     9.09%
       Notes payable outstanding:
        Average amount (millions)                   $5.7     $17.5      $1.9
        Average interest rate                       5.83%     4.43%     8.22%
      -----------------------------------------------------------------------

      Recovery/(Deferral) of Regulatory Assets--Net. In the March 1991 ICC rate order, the ICC provided that, for ratemaking purposes, certain rate case and consultant costs associated with the prudency audits for the Units could be deferred and amortized. Approximately $43 million of such costs were capitalized and resulted in an increase to net income in 1991 of approximately $24 million or $0.11 per common share.

      In the Remand Order, the ICC provided that, for ratemaking purposes, deferred carrying charges on the reasonable and "used and useful" plant costs of the Units for the period April 1, 1989 until approximately March 20, 1991, the date the Units were reflected in rates, could be deferred and amortized. Approximately $438 million of such costs were capitalized in October 1993 and resulted in an increase to net income of approximately $269 million or $1.26 per common share.

      Taxes. In the third quarter of 1993, the President of the United States signed into law a deficit-reduction plan that includes, among other things, an increase in the federal statutory corporate income tax rate from 34% to 35%, effective January 1, 1993. The estimated effect of the higher rate would be to increase the Company's costs by approximately $12 million per year. The Company began recording the effects of the increased taxes in the third quarter of 1993. In addition to the effects on income discussed above, the Company recorded in the third quarter of 1993 a net increase in the deferred income tax liability which was primarily offset by regulatory assets net of regulatory liabilities, reflecting the increase in taxes recoverable in rates to settle net income tax liabilities recorded in prior years.
        Further, the Company recorded in the third quarter of 1993 the effects of the elimination of a scheduled reduction in a component of the statutory Illinois income tax rate which was to have declined to 4.4% from 4.8%, effective July 1, 1993.
        In 1993, the Company recorded a loss for income tax purposes. Income tax overpayments made prior to the determination of such loss of approximately $185 million are included in the Consolidated Balance Sheet in receivables.
        See Note 14 of Notes to Financial Statements for information concerning the accounting standard adopted by the Company in January 1993 which requires the Company to use an asset and liability approach for financial accounting and reporting for income taxes rather than the deferred method.

      Regulatory Assets and Liabilities. The balance of Regulatory Assets increased from December 31, 1992 to December 31, 1993 by approximately $2,220 million. The increase is due primarily to the Company's adoption of SFAS No. 109 effective January 1, 1993. The effect of the implementation entry was to record regulatory assets of approximately $1,546 million. Further, as discussed under the subcaption "Taxes" above, in the third quarter of 1993, the Company began recording the effects of the increased federal statutory corporate income tax rate effective January 1, 1993, in addition to recording the effects of the elimination of a scheduled reduction in a component of the statutory Illinois income tax rate, effective July 1, 1993, which in total resulted in an increase to regulatory assets of approximately $224 million. Approximately $436 million of the increase in regulatory assets reflects the unamortized balance of deferred carrying charges recorded by the Company in 1993 on the Units, as discussed under the subcaption "Recovery/(Deferral) of Regulatory Assets--Net" above. The remaining increase is related primarily to losses from reacquisition in 1993 of first mortgage bonds prior to their scheduled maturity dates, which were deferred consistent with regulatory treatment. A regulatory liability was also recorded in compliance with SFAS No. 109. See Notes 1 and 14 of Notes to Financial Statements for additional information.

      Other Items. The amounts of allowance for funds used during construction (AFUDC) reflect changes in the average levels of investment subject to AFUDC and changes in the average annual rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of the Company.
        The approximate $720 million increase in other cash investments, at cost, and temporary cash investments, at cost, in 1993 as compared to 1992, reflects additional cash flow from higher operating revenues collected prior to the finalization of the Rate Matters Settlement as well as a reduction in operation and maintenance expenses, construction expenditures and dividends paid on capital stock. Although the Company recorded the provisions for revenue refunds in 1993, the majority of the refunds to its customers will be made in 1994.
        The ratios of earnings to fixed charges for the years 1993, 1992 and 1991 were 1.19, 2.06 and 1.59, respectively. The ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1993, 1992 and 1991 were 1.03, 1.78 and 1.36, respectively.
        Business corporations in general have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in the Company's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

Report of Independent Public Accountants

      To the Shareholders of Commonwealth Edison Company:

      We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Commonwealth Edison Company (an Illinois corporation) and subsidiary companies as of December 31, 1993 and 1992, and the related statements of consolidated income, retained earnings, premium on common stock and other paid-in capital, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Edison Company and subsidiary companies as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31,
      1993, in conformity with generally accepted accounting principles.
        As discussed in Notes 13 and 14, effective January 1, 1993, the
      Company changed its method of accounting for postretirement health care benefits and income taxes, respectively.

      [LOGO-Sig. of Arthur Andersen & Co.]

      Chicago, Illinois
      January 28, 1994

Summary of Selected Consolidated Financial Data

       (millions of dollars except per share data)      1993    1992       1991    1990    1989
       -------------------------------------------   ------- -------    ------- ------- -------
       Electric operating revenues                   $ 5,260 $ 6,026    $ 6,276 $ 5,311 $ 5,819
       Net income                                    $   112 $   514    $    95 $   128 $   694
       Earnings per common share                     $  0.22 $  2.08    $  0.08 $  0.22 $  2.83
       Cash dividends declared per common share      $  1.60 $  2.30    $  3.00 $  3.00 $  3.00
       Total assets (at end of year)                 $23,963 $20,993(1) $17,365 $17,889 $17,948
       Long-term obligations at end of year
        excluding current portion:
         Long-term debt and preference stock
          subject to mandatory redemption
          requirements                               $ 7,861 $ 7,913    $ 7,081 $ 7,341 $ 7,002
         Accrued spent nuclear fuel disposal
          fee and related interest                   $   567 $   549    $   530 $   500 $   462
         Capital lease obligations                   $   321 $   347    $   396 $   387 $   413
         Other long-term obligations                 $ 1,303 $   666    $   341 $   225 $   214
      -----------------------------------------------------------------------------------------

      (1)See Note 14 of Notes to Financial Statements for additional information.

Price Range* and Dividends Paid Per Share of Common Stock

                           1993 (by quarters)          1992 (by quarters)
                       --------------------------- ---------------------------
                       Fourth  Third Second  First Fourth  Third Second  First
                       ------ ------ ------ ------ ------ ------ ------ ------
       Price Range:
         High          30 5/8 31 5/8 29 7/8 28 1/4     26 27 5/8 34 1/4 40 1/8
         Low           27 3/8 27 3/8 25 5/8 22 7/8 21 3/4 22 7/8 26 5/8 33 3/4
       Dividends Paid  40c       40c    40c    40c    40c    75c    75c    75c
       *As reported as NYSE Composite Transactions.
      ------------------------------------------------------------------------

      The Company's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol CWE. At December 31, 1993, there were approximately 196,000 holders of record of the Company's common stock.

1993 Revenues and Sales

                                  Electric
                                 Operating   Increase/ Kilowatthour  Increase/            Increase/
                               Revenues(1)  (Decrease)        Sales (Decrease)           (Decrease)
                               (thousands)   Over 1992   (millions)  Over 1992 Customers  Over 1992
                               -----------  ---------- ------------ ---------- --------- ----------
       Residential              $2,341,155       9.1 %       20,818      8.0 % 3,009,508      1.0 %
       Small commercial and
        industrial               1,962,662       4.7 %       23,463      3.5 %   283,764      0.6 %
       Large commercial and
         industrial              1,437,680       4.6 %       22,917      3.4 %     1,503     (1.6)%
       Public authorities          474,034       4.8 %        6,741      2.7 %    12,023      1.2 %
       Electric railroads           27,593      (0.1)%          405     (1.4)%         2       -- %
      ---------------------------------------------------------------------------------------------
        Ultimate
         consumers--total       $6,243,124       6.3 %       74,344      4.6 % 3,306,800      0.9 %
       Provisions for
        revenue refunds--
        ultimate consumers      (1,281,788)                      --                   --
      ---------------------------------------------------------------------------------------------
        Ultimate
         consumers--net         $4,961,336                   74,344            3,306,800
      ---------------------------------------------------------------------------------------------
       Sales for resale         $  242,550
       Provisions for revenue
        refunds--sales for
        resale                      (4,977)
      ---------------------------------------------------------------------------------------------
       Sales for resale--net    $  237,573                   13,417                   17
       Other revenues               61,531                       --                   --
      ---------------------------------------------------------------------------------------------
                                $5,260,440     (12.7)%       87,761     16.0 % 3,306,817      0.9 %
      ---------------------------------------------------------------------------------------------

      (1) See Note 2 of Notes to Financial Statements and the Statements of Consolidated Income for information related to revenue refunds.

Statements of Consolidated Income
                            Commonwealth Edison Company and Subsidiary Companies

       (thousands except per share data)         1993        1992         1991
       ----------------------------------  ----------  ----------  -----------
Electric operating revenues
(Notes 2 and 3):
       Operating revenues                  $6,547,205  $6,044,693  $ 6,276,384
       Provisions for revenue refunds      (1,286,765)    (18,372)        (851)
      -------------------------------------------------------------------------
                                           $5,260,440  $6,026,321  $ 6,275,533
- -------------------------------------------------------------------------------
Electric operating expenses and taxes:
       Fuel (Notes 1, 2, 3, 10 and 19)     $1,170,935  $  841,321  $   968,176
       Purchased power                         12,303      45,579       72,980
       Deferred (under)/overrecovered
        energy costs--net
        (Notes 1 and 3)                        (1,757)    (30,254)      31,204
       Operation                            1,457,689   1,529,849    1,412,366
       Maintenance                            581,714     587,778      527,489
       Depreciation (Note 1)                  862,766     836,129      825,837
       Recovery/(deferral) of regulatory
        assets--net                             5,235       3,330      (39,704)
       Taxes (except income) (Note 15)        701,913     743,909      742,570
       Income taxes (Notes 1 and 14)--
        Current  --Federal                    (19,930)    139,857      236,369
                 --State                       (7,623)     21,531       53,068
        Deferred --Federal--net                88,052      97,066      123,479
                 --State--net                  34,752      45,829       38,558
       Investment tax credits deferred--
        net (Notes 1 and 14)                  (29,424)    (32,506)     (32,054)
      -------------------------------------------------------------------------
                                           $4,856,625  $4,829,418  $ 4,960,338
- -------------------------------------------------------------------------------
Electric operating income                  $  403,815  $1,196,903  $ 1,315,195
- -------------------------------------------------------------------------------
Other income and (deductions):
       Interest on long-term debt          $ (651,181) $ (660,429) $  (664,946)
       Interest on notes payable                 (334)       (775)        (152)
       Allowance for funds used during
        construction (Note 1)--
        Borrowed funds                         16,930      17,213       13,500
        Equity funds                           20,618      19,960       18,272
       Income taxes applicable to
        nonoperating activities (Notes 1
        and 14)                                29,913       6,275      (10,842)
       Disallowed plant costs (Note 3)            --          --      (644,862)
       Income tax reduction for
        disallowed plant costs (Note 3)           791         --        76,579
       Deferred carrying charges (Note 2)     438,183         --           --
       Interest and other costs for 1993
        Settlements (Note 2)                  (98,674)        --           --
       Miscellaneous--net                     (57,359)    (65,166)      (7,857)
      -------------------------------------------------------------------------
                                           $ (301,113) $ (682,922) $(1,220,308)
- -------------------------------------------------------------------------------
Net income before cumulative effect of
 change in accounting for income taxes     $  102,702  $  513,981  $    94,887
Cumulative effect of change in accounting
 for income taxes                               9,738         --           --
- -------------------------------------------------------------------------------
Net income                                 $  112,440  $  513,981  $    94,887
Provision for dividends on preferred and
 preference stocks                             66,052      70,539       78,288
- -------------------------------------------------------------------------------
Net income on common stock                 $   46,388  $  443,442  $    16,599
- -------------------------------------------------------------------------------
Average number of common shares outstanding   213,508     212,929      212,452
Earnings per common share before cumulative
 effect of change in accounting for
 income taxes                                   $0.17       $2.08        $0.08
Cumulative effect of change in accounting
 for income taxes                                0.05         --           --
- -------------------------------------------------------------------------------
Earnings per common share                       $0.22       $2.08        $0.08
- -------------------------------------------------------------------------------
Cash dividends declared per common share        $1.60       $2.30        $3.00
- -------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

Consolidated Balance Sheets

       (thousands of dollars)           December 31,         1993         1992
       ---------------------------------------------  -----------  -----------
ASSETS
Utility plant
(Notes 1, 3, 8, 16, 17 and 18):
       Plant and equipment, at original cost
        (includes construction work in progress of
        $1,040 million and $1,165 million,
        respectively)                                 $26,097,934  $25,400,822
       Less--Accumulated provision for depreciation     8,868,024    8,146,445
      -------------------------------------------------------------------------
                                                      $17,229,910  $17,254,377
       Nuclear fuel, at amortized cost                    662,562      665,964
      -------------------------------------------------------------------------
                                                      $17,892,472  $17,920,341
- -------------------------------------------------------------------------------
Investments:
       Nuclear decommissioning funds, at cost (Notes
        1 and 11)                                     $   706,841  $   533,463
       Subsidiary companies (Notes 1 and 17)              122,332      112,900
       Other investments, at cost (Note 17)                72,379      123,324
      -------------------------------------------------------------------------
                                                      $   901,552  $   769,687
- -------------------------------------------------------------------------------
Current assets:
       Cash                                           $       743  $       --
       Temporary cash investments, at cost which
        approximates market                               247,119      145,749
       Other cash investments, at cost which
        approximates market                               641,575       22,226
       Special deposits, at cost which approximates
        market (Note 11)                                   32,635      260,899
       Receivables (Note 1)--
        Customers                                         427,613      445,676
        Income taxes                                      186,687        5,159
        Other                                              66,963       75,089
        Provisions for uncollectible accounts             (10,910)     (12,976)
       Coal and fuel oil, at average cost                 111,752      327,134
       Materials and supplies, at average cost            402,714      404,548
       Deferred underrecovered energy costs (Notes 1
        and 3)                                              4,728        2,971
       Deferred income taxes related to current
        assets and liabilities (Note 14)--
        Loss carryforward                                 175,197          --
        Other                                             166,102      115,137
       Prepayments and other                               42,190       37,659
      -------------------------------------------------------------------------
                                                      $ 2,495,108  $ 1,829,271
- -------------------------------------------------------------------------------
Deferred charges:
       Regulatory assets (Notes 1 and 14)             $ 2,619,442  $   399,453
       Other                                               54,078       74,591
      -------------------------------------------------------------------------
                                                      $ 2,673,520  $   474,044
      -------------------------------------------------------------------------
                                                      $23,962,652  $20,993,343
- -------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                            Commonwealth Edison Company and Subsidiary Companies

       (thousands of dollars)              December 31,         1993        1992
       ------------------------------------------------  ----------- -----------
LIABILITIES
Capitalization
(see accompanying statements):

       Common stock equity                               $ 5,421,893 $ 5,707,832
       Preferred and preference stocks without
        mandatory redemption requirements                    441,445     442,142
       Preference stock subject to mandatory redemption
        requirements                                         309,964     312,789
       Long-term debt                                      7,550,762   7,600,692
      --------------------------------------------------------------------------
                                                         $13,724,064 $14,063,455
- --------------------------------------------------------------------------------
Current liabilities:
       Notes payable--bank loans (Note 9)                $     5,950 $     5,600
       Current portion of long-term debt, redeemable
        preference stock and capitalized lease
        obligations (Note 11)                                630,050     564,538
       Accounts payable                                      489,080     457,918
       Accrued interest                                      186,825     192,658
       Accrued taxes                                         132,362     165,763
       Dividends payable                                     101,047     101,961
       Estimated revenue refunds and related interest      1,166,308       2,833
       Customer deposits                                      45,757      47,578
       Other                                                  98,519      83,580
      --------------------------------------------------------------------------
                                                         $ 2,855,898 $ 1,622,429
- --------------------------------------------------------------------------------
Deferred credits and other noncurrent liabilities:
       Deferred income taxes (Note 14)                   $ 4,445,173 $ 2,968,899
       Accumulated deferred investment tax credits
        (Notes 1 and 14)                                     746,508     775,932
       Accrued spent nuclear fuel disposal fee and
        related interest
        (Note 10)                                            566,527     549,422
       Obligations under capital leases (Note 16)            321,393     347,413
       Regulatory liability (Notes 1 and 14)                 592,770         --
       Other (Notes 1, 12 and 13)                            710,319     665,793
      --------------------------------------------------------------------------
                                                         $ 7,382,690 $ 5,307,459
- --------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 19)
- --------------------------------------------------------------------------------
                                                         $23,962,652 $20,993,343
- --------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

Statements of Consolidated Capitalization
                            Commonwealth Edison Company and Subsidiary Companies

       (thousands of dollars)            December 31,         1993         1992
       ----------------------------------------------  -----------  -----------
Common stock equity
(Notes 4, 5 and 19):
       Common stock, $12.50 par value per share--
        Outstanding--213,751,147 shares and
        213,305,404 shares, respectively               $ 2,671,889  $ 2,666,318
       Premium on common stock and other paid-in
        capital                                          2,217,110    2,210,524
       Capital stock and warrant expense                   (16,258)     (16,196)
       Retained earnings (Note 2)                          549,152      847,186
      --------------------------------------------------------------------------
                                                       $ 5,421,893  $ 5,707,832
- --------------------------------------------------------------------------------
Preferred and preference stocks without mandatory redemption requirements
(Notes 4, 6 and 11):
       Preference stock, cumulative, without par
        value--
        Outstanding--10,499,549 shares                 $   432,320  $   432,320
       $1.425 convertible preferred stock,
        cumulative, without par value--
        Outstanding--286,949 shares and 308,891
        shares, respectively                                 9,125        9,822
       Prior preferred stock, cumulative, $100 par
        value per share--
        No shares outstanding                                  --           --
      --------------------------------------------------------------------------
                                                       $   441,445  $   442,142
- --------------------------------------------------------------------------------
Preference stock subject to mandatory redemption requirements
(Notes 4, 7 and 11):
       Preference stock, cumulative, without par
        value--
        Outstanding--3,290,290 shares and 4,425,445
        shares, respectively                           $   327,653  $   348,442
       Current redemption requirements for preference
        stock included in current liabilities              (17,689)     (35,653)
      --------------------------------------------------------------------------
                                                       $   309,964  $   312,789
- --------------------------------------------------------------------------------
Long-term debt
(Notes 8, 11 and 20):
       First mortgage bonds:
        Maturing 1993 through 1998--5 1/4% to 10 1/8%  $   818,000  $ 1,013,000
        Maturing 1999 through 2008--6 3/8% to 10 3/8%    2,204,600    2,149,655
        Maturing 2009 through 2018--7 1/4% to 12%          956,000    1,311,000
        Maturing 2019 through 2023--7 3/4% to 9 7/8%     2,020,000    1,460,000
      --------------------------------------------------------------------------
                                                       $ 5,998,600  $ 5,933,655
       Sinking fund debentures, due 1999 through
        2011--2 3/4% to 7 5/8%                             120,185      121,093
       Pollution control obligations, due 2004
        through 2014--5 7/8% to 11 3/8%                    353,200      353,200
       Other long-term debt                              1,598,625    1,613,246
       Current maturities of long-term debt included
        in current liabilities                            (446,724)    (351,124)
       Unamortized net debt discount and premium
        (Note 1)                                           (73,124)     (69,378)
      --------------------------------------------------------------------------
                                                       $ 7,550,762  $ 7,600,692
- --------------------------------------------------------------------------------
                                                       $13,724,064  $14,063,455
- --------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

Statements of Consolidated Cash Flows
                            Commonwealth Edison Company and Subsidiary Companies

       (thousands of dollars)                   1993         1992        1991
       -------------------------------   -----------  -----------  ----------
Cash flow from operating activities:
       Net income                        $   112,440  $   513,981  $   94,887
       Adjustments to reconcile net
        income to net cash provided by
        operating activities:
        Depreciation and amortization        911,136      874,156     874,660
        Deferred income taxes and
         investment tax credits--net          85,079      109,850      65,154
        Cumulative effect of change in
         accounting for income taxes          (9,738)         --          --
        Equity component of allowance
         for funds used
         during construction                 (20,618)     (19,960)    (18,272)
        Provisions for revenue refunds
         and related interest              1,354,197       73,370      12,584
        Revenue refunds and related
         interest                           (190,723)    (248,360)    (90,332)
        Disallowed plant costs                   --           --      644,862
        Recovery/(deferral) of
         regulatory assets/deferred
         carrying charges--net              (432,948)       3,330     (39,704)
        Provisions/(payments) for
         liability for early
         retirement and separation
         costs--net                           (1,816)      27,814         --
        Provisions/(payments) for
         liabilities associated with
         remediation costs and
         manufactured gas plants--net          5,000         (478)     25,000
        Net effect on cash flows of
         changes in:
         Receivables                        (157,405)      70,776    (196,558)
         Coal and fuel oil                   215,382     (111,333)     95,779
         Materials and supplies                1,834        1,990     (36,496)
         Accounts payable adjusted for
          nuclear fuel lease principal
          payments and
          provisions/(payments) for
          liability for early
          retirement and separation
          costs--net                         278,946      315,822     280,131
         Accrued interest and taxes          (39,234)     (85,633)    101,259
         Other changes in certain
          current assets and
          liabilities                         (6,637)      (9,031)     40,891
        Other--net                           144,318       61,328      83,452
      ------------------------------------------------------------------------
                                         $ 2,249,213  $ 1,577,622  $1,937,297
- ------------------------------------------------------------------------------
Cash flow from investing activities:
       Construction expenditures         $  (841,525) $  (995,881) $ (961,168)
       Nuclear fuel expenditures            (261,370)    (220,347)   (250,559)
       Equity component of allowance
        for funds used during
        construction                          20,618       19,960      18,272
       Investment in nuclear
        decommissioning funds               (173,378)    (156,017)   (117,294)
       Investment in coal reserves               (43)     (79,961)    (78,678)
       Investment in subsidiary
        companies                                --          (268)        --
       Other cash investments               (619,349)      23,853     416,144
      ------------------------------------------------------------------------
                                         $(1,875,047) $(1,408,661) $ (973,283)
- ------------------------------------------------------------------------------
Cash flow from financing activities:
       Issuance of securities--
        Long-term debt                   $ 1,927,296  $ 1,962,737  $  736,281
        Capital stock                         80,585       15,568      13,334
       Retirement and redemption of
        securities--
        Long-term debt                    (1,900,540)  (1,214,730)   (795,236)
        Capital stock                        (93,081)     (50,069)    (75,546)
       Deposits and securities held
        for retirement and redemption
        of securities                        241,731     (245,028)      4,043
       Premium paid on early
        redemption of long-term debt         (78,395)     (10,809)    (25,855)
       Cash dividends paid on capital
        stock                               (408,285)    (635,370)   (716,849)
       Proceeds from sale/leaseback of
        nuclear fuel                         204,254      190,830     240,263
       Nuclear fuel lease principal
        payments                            (245,968)    (245,877)   (231,150)
       Increase in short-term
        borrowings                               350        3,600         250
      ------------------------------------------------------------------------
                                         $  (272,053) $  (229,148) $ (850,465)
- ------------------------------------------------------------------------------
       Increase (Decrease) in cash and
        temporary cash investments       $   102,113  $   (60,187) $  113,549
       Cash and temporary cash
        investments at beginning of
        year                                  145,749     205,936      92,387
- ------------------------------------------------------------------------------
       Cash and temporary cash
        investments at end of year       $   247,862  $   145,749  $  205,936
- ------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

Statements of Consolidated Retained Earnings
                            Commonwealth Edison Company and Subsidiary Companies

       (thousands of dollars)                   1993       1992       1991
       -----------------------------------  -------- ---------- ----------
Balance Beginning of year                   $847,186 $  893,702 $1,513,894
Add
       Net income                            112,440    513,981     94,887
      --------------------------------------------------------------------
                                            $959,626 $1,407,683 $1,608,781
- --------------------------------------------------------------------------
Deduct
       Cash dividends declared on--
        Common stock                        $341,683 $  489,768 $  637,480
        Preferred and preference stocks       65,688     70,101     77,599
       Loss on reacquired preference stock     3,103        628        --
      --------------------------------------------------------------------
                                            $410,474 $  560,497 $  715,079
- --------------------------------------------------------------------------
Balance
       End of year                          $549,152 $  847,186 $  893,702
- --------------------------------------------------------------------------


Statements of Consolidated Premium on Common Stock and Other Paid-In Capital
                            Commonwealth Edison Company and Subsidiary Companies

       (thousands of dollars)                     1993       1992       1991
       -----------------------------------  ---------- ---------- ----------
Balance Beginning of year                   $2,210,524 $2,202,496 $2,194,314
Add
       Premium on issuance of common stock
        and gain on reacquired preference
        stock                                    6,586      8,028      8,182
- ----------------------------------------------------------------------------
Balance
       End of year                          $2,217,110 $2,210,524 $2,202,496

- --------------------------------------------------------------------------------

   The accompanying Notes to Financial Statements are an integral part of the above statements.

Notes to Financial Statements
                            Commonwealth Edison Company and Subsidiary Companies
- --------------------------------
 1 Summary of Significant Accounting Policies

      Regulation. Commonwealth Edison Company (Company) is subject to the regulation of the Illinois Commerce Commission (ICC) and Federal Energy Regulatory Commission (FERC). The Company's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for information related to the Company's rates and financial condition.

      Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Commonwealth Edison Company of Indiana, Inc. (collectively, companies), the only subsidiary engaged in the electric utility business. The consolidated financial statements also include the accounts of the Company's wholly-owned subsidiary, CECo Enterprises Inc., an unregulated subsidiary engaged in energy service activities. All significant intercompany transactions have been eliminated. The investments in other subsidiary companies, which are not material in relation to the Company's financial position and results of operations, are accounted for in accordance with the equity method of accounting.

      Customer Receivables and Revenues. The Company is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. The Company's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately 8.1 million as of December 31, 1993, approximately
      8.2 million as of December 31, 1992 and approximately 8.1 million as of December 31, 1991. It includes the city of Chicago, an area of about 225 square miles with an estimated population of three million from which the Company derived approximately one-third of its ultimate consumer revenues in 1993. The Company had approximately 3.3 million electric customers at December 31, 1993.

      Depreciation. Depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. Such provisions for depreciation were at average annual rates of 3.12%, 3.12% and 3.22% of average depreciable utility plant and equipment for the years 1993, 1992 and 1991, respectively. The ICC's March 8, 1991 rate order directs the Company to depreciate non-nuclear plant and equipment at annual rates developed for each class of plant based on their composite service lives. The annual rate for nuclear plant and equipment is 2.88% which excludes decommissioning costs. The provisions for chemical cleaning are reflected in the Statements of Consolidated Income in maintenance expense and in the Consolidated Balance Sheets in other noncurrent liabilities.
        Nuclear plant decommissioning costs are accrued over the expected service life of the related nuclear generating stations. Decommissioning is expected to occur soon after the end of the useful life of each related generating station using a prompt removal method authorized by the Nuclear Regulatory Commission (NRC) guidelines. Decommissioning costs, including the costs of decontamination, dismantling and site restoration, are estimated to aggregate $4.06 billion, in current-year (1993) dollars. The current accrual of approximately $127 million is recognized in the ICC's March 8, 1991 rate order for which rates became effective March 20, 1991. Decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated

      Income and the Consolidated Balance Sheets. As of December 31, 1993, the total decommissioning costs included in the accumulated provision for depreciation was approximately $914 million. Illinois law requires the Company to establish external trusts, and the ICC has approved the Company's funding plan and requires annual contributions of current accruals and ratable contributions of past accruals over the remaining service lives of the nuclear plants. The book value of funds accumulated in the external trusts at December 31, 1993 was approximately $707 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation.

      Amortization of Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the Department of Energy (DOE) for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See
      Note 10 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the current interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1993, 1992 and 1991 were $385,894,000, $366,821,000 and $331,913,000, respectively.
        In connection with the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE will be assessed annually for a fifteen-year period amounts to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. The Company's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation). The Act provides that such assessments are to be treated as a cost of fuel. At December 31, 1993, the Company had recorded a liability of approximately $177 million in other noncurrent liabilities and approximately $29 million in other current liabilities. The related asset was recorded in regulatory assets. Approximately $15 million and $4 million associated with such assessments were amortized to fuel expense in 1993 and 1992, respectively, and were reflected in the fuel adjustment clause.

      Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.
        For additional information relating to income taxes, including information related to the Company's adoption in January 1993 of Statement of Financial Accounting Standards (SFAS) No. 109, which requires an asset and liability approach to accounting for income taxes, see Note 14. In addition, see "Taxes" under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Allowance for Funds Used During Construction (AFUDC). In accordance with uniform systems of accounts prescribed by regulatory authorities, the Company capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1993, 1992 and 1991 were 10.05%, 10.31% and 11.07%, respectively.

        For additional information regarding AFUDC, see Note 14 and "Other Items," under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Interest. Total interest costs incurred on debt, leases and other obligations for the years 1993, 1992 and 1991 were $778,639,000, $777,122,000 and $767,860,000, respectively.

      Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt are being amortized over the lives of the respective issues.

      Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from reacquisition of first mortgage bonds, debentures and pollution control obligations prior to their scheduled maturity date is deferred and amortized over the lives of the long-term debt or notes issued to finance the reacquisition.

      Deferred Recovery of Energy Costs. The uniform fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in base rates. As authorized by the ICC, the Company has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. For information relating to the annual reconciliation proceedings held by the ICC with respect to the Company's fuel and power purchases, see
      Note 3.

      Regulatory Assets and Liabilities. Regulatory assets include the unamortized portions of certain rate case and consultant costs associated with the prudency audits of Byron and Braidwood stations which the ICC allowed to be deferred and amortized for ratemaking purposes, unamortized deferred depreciation related to Byron Unit 1 which the ICC allowed to be deferred and amortized over the remaining life of the unit, unamortized losses on reacquired debt, unamortized deferred carrying charges associated with the Byron and Braidwood stations which the ICC allowed to be deferred and amortized for ratemaking purposes, a regulatory asset for the Company's unamortized balance of a fifteen-year assessment by the DOE for the decontamination and decommissioning of certain enrichment facilities and a regulatory asset recorded in compliance with SFAS No. 109, which the Company adopted in January 1993. A regulatory liability was also recorded in compliance with SFAS No. 109.
        For additional information relating to rate case and consultant costs and deferred carrying charges, see "Recovery/(Deferral) of Regulatory Assets--Net," under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

      Statements of Cash Flows. For purposes of the statements of consolidated cash flows, temporary cash investments, generally investments maturing in three months or less at the time of purchase, are considered to be cash equivalents. Supplemental information required by SFAS No. 95 for the years 1993, 1992 and 1991 is as follows:

       (thousands of dollars)                           1993     1992     1991
       -------------------------------------------  -------- -------- --------
       Supplemental cash flow information:
        Cash paid during the year for:
         Interest (net of amount capitalized)       $677,669 $652,501 $700,876
         Income taxes                               $103,014 $238,052 $210,714
       Supplemental schedule of non-cash investing
        and
        financing activities:
        Capital lease obligations incurred          $213,758 $193,677 $244,030
      ------------------------------------------------------------------------

- ---------------------------------
 2 Settlements Relating to Certain Rate Matters

      On September 24, 1993, the Company's Board of Directors approved two proposed settlements which the Company's management had reached with parties involved in several of the proceedings and matters relating to the level of the Company's rates for electric service. One of the proposed settlements (Rate Matters Settlement) concerns the proceedings relating to the Company's 1985 and 1991 ICC rate orders (which orders relate to, among other things, the recovery of costs associated with the Company's four most recently completed nuclear generating plants, Byron Units 1 and 2 and Braidwood Units 1 and 2), the proceedings relating to the reduction in the difference between the Company's summer and non-summer residential rates that was effected in the summer of 1988, outstanding issues relating to the appropriate interest rate and rate design to be applied to a refund made by the Company during 1990 relating to a December 1988 ICC rate order, and matters related to a rider to the Company's rates that the Company was required to file as a result of the change in the federal corporate income tax rate made by the Tax Reform Act of 1986. The other proposed settlement (Fuel Matters Settlement) relates to the ICC fuel reconciliation proceedings involving the Company for the period from 1985 through 1988 and to future challenges by the settling parties to the prudency of the Company's western coal costs for the period from 1989 through 1992. Each of these settlements was subject to appropriate action by the ICC or the courts having jurisdiction over the proceedings.
        As a result of subsequent ICC and judicial actions, the Rate Matters Settlement became final on November 4, 1993. Under the Rate Matters Settlement, effective as of November 4, 1993, the Company reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over an initial refund period scheduled to be twelve months (to be followed by a reconciliation period of no more than five months). The Company had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to the March 1991 ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million. The recording of the effects of the Rate Matters Settlement in October 1993 reduced the Company's 1993 net income and retained earnings by approximately $292 million or $1.37 per common share, in addition to the effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million (or $1.26 per common share) in deferred carrying charges, net of income taxes, authorized in the ICC rate order issued on January 6, 1993 (as subsequently modified, the Remand Order). In January 1994, a purported class action was filed in the Circuit Court of Cook County, Illinois (Circuit Court) challenging the method in which the refunds are being made to residential customers in the Rate Matters Settlement. The Company does not believe that the complaint has any merit.

        In the Remand Order, the rate determination was based upon, among other things, findings by the ICC with respect to the extent to which Byron Unit 2 and Braidwood Units 1 and 2 (Units) were "used and useful" during the 1991 test year period of the rate order. With respect to the "used and useful" issue, the ICC applied a needs and economic benefits methodology, using a twenty percent reserve margin and forecasted peak demand, and found Byron Unit 2 and Braidwood Units 1 and 2 to be 93%, 21% and 0%, respectively, "used and useful." The Company has not recorded any disallowances related to the "used and useful" issue. The Company considers the "used and useful" disallowance in the Remand Order to be temporary. The ICC concluded in the Remand Order that the forecasts in the record in that proceeding indicate that Braidwood Units 1 and 2 will be fully "used and useful" within the reasonably foreseeable future.
        As a result of subsequent ICC actions, the Fuel Matters Settlement became final on November 15, 1993. Under the Fuel Matters Settlement, effective as of December 2, 1993, the Company commenced paying approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period. The Company recorded the effects of the Fuel Matters Settlement in October 1993, which effects reduced the Company's net income and retained earnings by approximately $62 million or $0.29 per common share.
        For additional information regarding the proceedings and matters settled, see Notes 3, 17 and 19.

- -----------
 3 Rate Matters

      The Company's revenues, net income, cash flows and plant carrying costs have been affected directly by various rate-related proceedings. During the periods presented in the financial statements, the Company was involved in proceedings concerning its October 1985 ICC rate order (which related principally to the recovery of costs associated with its Byron Unit 1 nuclear generating unit), proceedings concerning its March 1991 ICC rate order (which related principally to the recovery of costs associated with the Units), proceedings concerning the reduction in the difference between the Company's summer and non-summer residential rates that was effected in the summer of 1988, and ICC fuel reconciliation proceedings principally concerning the recoverability of the costs of the Company's western coal. In addition, there were outstanding issues related to the appropriate interest rate and rate design to be applied to a refund that was made in 1990 following the reversal of a December 1988 ICC rate order and a rider to the Company's rates that the Company was required to file as a result of the change in the federal corporate income tax rate made by the Tax Reform Act of 1986. The uncertainties associated with such proceedings and issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement. See Note 2 for additional information.
        For additional information regarding the foregoing proceedings, see Notes 2 and 3 of Notes to Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1993.

- --------------------------------------
 4 Authorized Shares and Voting Rights of Capital Stock

      At December 31, 1993, the authorized shares of capital stock were: common stock--250,000,000 shares; preference stock--23,600,290 shares; $1.425 convertible preferred stock--286,949 shares; and prior preferred stock--850,000 shares. The prior preferred and preference stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders, with the right to cumulate votes in all elections for directors.

- -------------
 5 Common Stock

      At December 31, 1993, shares of common stock were reserved for the following purposes:

       Common stock reserved
       -----------------------------------------------------------
       1993 Stock Incentive Plan                         4,000,000
       Employe Stock Purchase Plan                       1,422,368
       Employe Savings and Investment Plan                 565,803
       Conversion of $1.425 convertible preferred stock    292,687
       Conversion of warrants                               42,899
      ------------------------------------------------------------
                                                         6,323,757
      ------------------------------------------------------------

        Shares of common stock for the years 1993, 1992 and 1991 were issued as follows:

       Common stock issued        1993    1992    1991
       ----------------------  ------- ------- -------
       Employe Stock Purchase
        Plan                   268,594 374,815 228,738
       Employe Savings and
        Investment Plan        153,400 235,900 132,140
       Conversion of $1.425
        convertible preferred
        stock                   22,375  16,221  28,146
       Conversion of warrants    1,374   1,300   2,773
      ------------------------------------------------
                               445,743 628,236 391,797
      ------------------------------------------------

        At December 31, 1993 and 1992, 128,699 and 133,003 common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock at a conversion rate of one share of common stock for three warrants.

- -------------------------------------------------------
 6 Preferred and Preference Stocks Without Mandatory Redemption Requirements

      No shares of preferred or preference stocks without mandatory redemption requirements were issued or redeemed by the Company during 1993, 1992 and 1991. The series of preference stock without mandatory redemption requirements outstanding at December 31, 1993 are summarized as follows:

                                        Aggregate
                                     Stated Value                        Involuntary
                        Shares         (thousands       Redemption       Liquidation
       Series      Outstanding        of dollars)         Price(a)          Price(a)
       ------      -----------       ------------       ----------       -----------

       $1.90        4,249,549            $106,239          $ 25.25            $25.00
       $2.00        2,000,000              51,560          $ 26.04            $25.00
       $1.96        2,000,000              52,440          $ 27.11            $25.00
       $7.24          750,000              74,340          $101.00            $99.12
       $8.40          750,000              74,175          $101.00            $98.90
       $8.38          750,000              73,566          $100.16            $98.09
      ------------------------------------------------------------------------------
                   10,499,549            $432,320
      ------------------------------------------------------------------------------

      (a) Per share plus accrued and unpaid dividends, if any.

        The outstanding shares of the $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by the Company at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any. During 1993, 1992 and 1991, 21,942 shares, 15,911 shares and 27,606 shares, respectively, of the convertible preferred stock were converted into common stock.

- ----------------------------------------------
 7 Preference Stock Subject to Mandatory Redemption Requirements

      During 1993, 700,000 shares of preference stock subject to mandatory redemption requirements were issued. During 1992 and 1991, no shares of preference stock subject to mandatory redemption requirements were issued. The series of preference stock subject to mandatory redemption requirements outstanding at December 31, 1993 are summarized as follows:

                                    Aggregate
                                       Stated
                                        Value
                                   (thousands
                            Shares         of
       Series          Outstanding   dollars) Optional Redemption Price(a)
       --------------  ----------- ---------- ---------------------------------------
       $8.20               321,420   $ 32,142 $103 through October 31, 1997; and $101
                                              thereafter
       $8.40 Series B      418,870     41,605 $101
       $8.85               375,000     37,500 $103 through July 31, 1998; and $101
                                              thereafter
       $9.25               825,000     82,500 $105 through July 31, 1994; $103
                                              through July 31, 1999; and $101
                                              thereafter
       $9.00               650,000     64,431 Non-callable
       $6.875              700,000     69,475 Non-callable
      -------------------------------------------------------------------------------
                         3,290,290   $327,653
      -------------------------------------------------------------------------------

      (a) Per share plus accrued and unpaid dividends, if any.

        The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of preference stock subject to mandatory redemption requirements are summarized as follows:

                                                           Sinking Fund          Involuntary
       Series              Annual Sinking Fund Requirement     Price(a) Liquidation Price(a)
       --------------  ----------------------------------- ------------ --------------------
       $8.20            35,715 shares                              $100             $100.00
       $8.40 Series B   30,000 shares(b)                           $100             $ 99.326
       $8.85            37,500 shares                              $100             $100.00
       $9.25            75,000 shares                              $100             $100.00
       $9.00           130,000 shares beginning in 1996(b)         $100             $ 99.125
       $6.875                  (c)                                 $100             $ 99.25
      --------------------------------------------------------------------------------------

      (a) Per share plus accrued and unpaid dividends, if any.
      (b) The Company has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
      (c) All shares are required to be redeemed on May 1, 2000.

        Annual remaining sinking fund requirements through 1998 on preference stock outstanding at December 31, 1993 will aggregate $17,709,000 in 1994, $17,822,000 in 1995, $30,822,000 in 1996,
      $30,822,000 in 1997 and $30,822,000 in 1998. During 1993, 1992 and
      1991, 1,835,155 shares, 793,132 shares and 1,093,038 shares, respectively, of preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.
        Sinking fund requirements due within one year are included in current liabilities.
        On November 1, 1991, the Company redeemed 80,000 shares of its $11.125 Series of preference stock at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends and redeemed all of the remaining 80,000 shares at the optional redemption price of $100 per share, plus accrued and unpaid dividends.
        On November 1, 1992, the Company redeemed 300,000 shares of its $2.875 Series of preference stock at the optional redemption price of $25 per share and 75,000 shares of its $11.70 Series of preference stock at the optional redemption price of $100 per share, plus accrued and unpaid dividends.

        On June 28, 1993, the Company redeemed all 170,810 shares of its $2.875 Series of preference stock and all 1,050,000 shares of its $2.375 Series of preference stock, both at the optional redemption price of $25.25 per share, plus accrued and unpaid dividends.
        On November 1, 1993, the Company redeemed the remaining 75,000 shares of its $11.70 Series of preference stock (150,000 shares had been redeemed on August 1, 1993 at the optional redemption price of $105 per share, plus accrued and unpaid dividends). Of the remaining 75,000 shares, 37,500 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 37,500 shares were redeemed as a permitted optional sinking fund payment, both at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.
        On November 1, 1993, the Company redeemed all 210,000 shares of its $9.30 Series of preference stock, of which 70,000 shares were redeemed at the optional redemption price of $101.03 per share, plus accrued and unpaid dividends, 70,000 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 70,000 shares were redeemed as a permitted optional sinking fund payment, the latter two at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

- -------------
 8 Long-Term Debt

      Sinking fund requirements and scheduled maturities remaining through 1998 for first mortgage bonds, debentures and other long-term debt outstanding at December 31, 1993, after deducting debentures and first mortgage bonds reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1994 -- $446,724,000; 1995 -- $496,027,000; 1996 -- $233,449,000; 1997 -- $395,038,000; and 1998 --
      $350,027,000.
        At December 31, 1993, the Company had outstanding first mortgage bonds maturing 1994 through 1998 as follows:

                                          Principal Amount
       Series                       (thousands of dollars)
       ---------------------------  ----------------------
       6 1/8% due May 15, 1995                    $103,000
       5 1/4% due April 1, 1996                     50,000
       5 3/4% due November 1, 1996                  50,000
       5 3/4% due December 1, 1996                  50,000
       7% due February 1, 1997                     150,000
       5 3/8% due April 1, 1997                     50,000
       6 1/4% due October 1, 1997                   60,000
       6 1/4% due February 1, 1998                  50,000
       6% due March 15, 1998                       130,000
       6 3/4% due July 1, 1998                      50,000
       6 3/8% due October 1, 1998                   75,000
      ----------------------------------------------------
                                                  $818,000
      ----------------------------------------------------

        Other long-term debt outstanding at December 31, 1993 is summarized as follows:

                                               Principal Amount
       Debt Security                     (thousands of dollars) Interest Rate Provisions
       --------------------------------  ---------------------- ---------------------------------------------
       Notes
        Medium Term Notes, Series 1N                 $   82,500 Interest rates ranging from 9.27% to
         due various dates through                               10.48%
         April 1, 1998
        Medium Term Notes, Series 2N                     56,300 Interest rates ranging from 9.57% to
         due various dates through                               9.874%
         July 1, 1996
        Medium Term Notes, Series 3N                    399,000 Interest rates ranging from 8.77% to
         due various dates through                               9.20%
         October 15, 2004
        Medium Term Notes, Series 4N                    195,000 Interest rates ranging from 7.90% to
         due various dates through                               8.875%
         May 15, 1997
        Notes due April 15, 1994                        180,000 Fixed interest rate of 5.75%
        Notes due July 15, 1995                         100,000 Fixed interest rate of 5.50%
        Notes due July 15, 1997                         100,000 Fixed interest rate of 6.50%
        Notes due October 15, 2005                      235,000 Fixed interest rate of 6.40%
      -------------------------------------------------------------------------------------------------------
                                                     $1,347,800
      -------------------------------------------------------------------------------------------------------
       Long-Term Notes Payable to Banks
        Note due January 9, 1995                     $  100,000 Prevailing interest rate of 4.00% at
                                                                 December 31, 1993
        Notes due July 31, 1995                         150,000 Prevailing interest rates averaging 3.875% at
                                                                 December 31, 1993
      -------------------------------------------------------------------------------------------------------
                                                     $  250,000
      -------------------------------------------------------------------------------------------------------
       Purchase Contract Obligations
        Woodstock due January 2, 1997                $      273 Fixed interest rate of 4.50%
        Hinsdale due April 30, 2005                         552 Fixed interest rate of 3.00%
      -------------------------------------------------------------------------------------------------------
                                                     $      825
      -------------------------------------------------------------------------------------------------------
                                                     $1,598,625
      -------------------------------------------------------------------------------------------------------

        Long-term debt maturing within one year has been included in current liabilities.
        The Company's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by the Company.

- ------------
 9 Lines of Credit

      The Company had total bank lines of credit of approximately $981 million and unused bank lines of credit of approximately $975 million at December 31, 1993. Of that amount, $975 million (of which $175 million expires October 3, 1994, $40 million expires in equal quarterly installments commencing on December 31, 1994 and ending on September 30, 1996, $188 million expires in equal quarterly installments commencing on December 31, 1995 and ending on September 30, 1997 and $572 million expires in equal quarterly installments commencing on December 31, 1996 and ending on September 30, 1998) may be borrowed on secured or unsecured notes of the Company at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon the Company's credit ratings, or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of the Company. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of the Company's mortgage. The Company is obligated to pay commitment fees with respect to $975 million of such lines of credit.

- -----------------------
 10 Disposal of Spent Nuclear Fuel

      Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. The Company, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from the Company's nuclear generating stations beginning not later than January 1998. The contract with the DOE requires the Company to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. The Company has elected to pay the one-time fee, with interest, just prior to the first scheduled delivery of spent nuclear fuel to the DOE, which is scheduled to occur not later than January 1998; however, this delivery schedule is expected to be delayed significantly. The Company has recorded the liability for the one-time fee and the related interest.

- ---------------------------
 11 Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of financial instruments held by or issued and outstanding by the companies. The disclosure of such information does not purport to be a market valuation of the Company as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the Company's financial position or results of operations is dependent on the treatment authorized under future ratemaking proceedings.

      Investments. The estimated fair value of the Nuclear Decommissioning Funds, as determined by the trustee for those funds, is based on published market data. Financial instruments included in Other Investments at a cost of approximately $4 million at December 31, 1993 and 1992, are not material in relation to other financial instruments of the Company; therefore, an estimate of the fair value of these instruments has not been made.

      Current Assets. The carrying value of Cash, Temporary Cash Investments and Other Cash Investments, which includes U.S. Government Obligations and other short-term marketable securities, and Special Deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, approximates their fair value because of the short maturity of these instruments.

      Capitalization. The estimated fair value of Preferred and Preference Stocks (Without and Subject to Mandatory Redemption Requirements) and Long-Term Debt, including the current portion thereof, has been obtained from an independent consultant. Estimated fair values exclude accrued interest and preferred and preference dividends. Purchase contract obligations included in Long-Term Debt at a cost of approximately $1 million at December 31, 1993 and 1992, are not material in relation to other financial instruments of the Company; therefore, an estimate of the fair value of these instruments has not been made. Long-Term Notes Payable to Banks in the amount of $250 million at December 31, 1993 and 1992, for which interest is paid at prevailing rates are included in the financial statements at cost, which approximates their fair value.

      Current Liabilities. The carrying value of Notes Payable, which consists of commercial paper and/or bank loans having a maturity of less than one year, approximates their fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

      Other Noncurrent Liabilities. The carrying value of Accrued Spent Nuclear Fuel Disposal Fee and Related Interest represents the settlement value as of December 31, 1993 and 1992; therefore, the carrying value is equal to the fair value.

        The estimated fair values of the Company's financial instruments other than those instruments reflected in the financial statements at cost which approximates market, as of December 31, 1993 and 1992, are as follows:

       (thousands of dollars)       December 31, 1993     December 31, 1992
       -------------------------  --------------------- ---------------------
                                    Carrying       Fair   Carrying       Fair
                                      Amount      Value     Amount      Value
                                  ---------- ---------- ---------- ----------
       Nuclear Decommissioning
        Funds                     $  706,841 $  768,823 $  533,463 $  564,476
       Capitalization (including
        current portion):
        Preferred and Preference
         Stocks (without and
         subject to mandatory
         redemption
         requirements)            $  769,098 $  776,113 $  790,584 $  828,913
        Long-Term Debt            $7,819,785 $8,158,975 $7,770,248 $8,025,191
      -----------------------------------------------------------------------

- --------------
 12 Pension Benefits

      The companies have non-contributory defined benefit pension plans which cover all regular employes. Benefits under these plans reflect each employe's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1993 and 1992.
        During 1992, the companies implemented a workforce reduction program designed to reduce the management workforce. This program included an early retirement program and voluntary and involuntary separation plans. The early retirement program resulted in the recognition for the year 1992 of an additional $26 million of pension cost and the disclosure of an additional $39 million of unrecognized net loss at December 31, 1992 as reflected in the following table. The companies also recognized in 1992 a charge to expense of $11 million primarily related to the cost of the separation plans. The total charge to income of $37 million in 1992 is approximately $23 million after reflecting income tax effects.

        The funded status of these plans at December 31, 1993 and 1992 was as follows:

       (thousands of dollars)           December 31,         1993         1992
       ---------------------------------------------  -----------  -----------
       Actuarial present value of accumulated
        pension plan benefits:
        Vested benefit obligation                     $(2,350,000) $(2,232,000)
        Nonvested benefit obligation                     (118,000)    (112,000)
      -------------------------------------------------------------------------
        Accumulated benefit obligation                $(2,468,000) $(2,344,000)
        Effect of projected future compensation
         levels                                          (477,000)    (454,000)
      -------------------------------------------------------------------------
        Projected benefit obligation                  $(2,945,000) $(2,798,000)
       Fair value of plan assets, invested primarily
        in equity index funds, other managed equity
        and fixed income investments, U.S.
        Government, government-sponsored corporation
        and agency securities and listed corporate
        obligations                                     2,741,000    2,577,000
      -------------------------------------------------------------------------
       Plan assets less than projected benefit
        obligation                                    $  (204,000) $  (221,000)
       Unrecognized prior service cost                     24,000       25,000
       Unrecognized transition asset                     (168,000)    (181,000)
       Unrecognized net loss                              131,000      211,000
      -------------------------------------------------------------------------
         Accrued pension liability                    $  (217,000) $  (166,000)
      -------------------------------------------------------------------------

        The assumed discount rate was 7.5% and the assumed annual rate of increase in future compensation levels was 4.0% at December 31, 1993 and 1992. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.
        Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for periods during 1993, 1992 and 1991:

                                                               1993  1992  1991
       -----------------------------------------------------  ----- ----- -----
       Annual discount rate                                   7.50% 7.50% 8.50%
       Annual rate of increase in future compensation levels  4.00% 4.00% 5.00%
       Annual long-term rate of return on plan assets         9.50% 9.50% 9.50%
      -------------------------------------------------------------------------

        The components of pension costs, portions of which were recorded as components of construction costs, for the years 1993, 1992 and 1991 were as follows:

       (thousands of dollars)                   1993       1992       1991
       ----------------------------------  ---------  ---------  ---------
       Service cost                        $  96,000  $  98,000  $  81,000
       Interest cost on projected benefit
        obligation                           204,000    189,000    174,000
       Actual return on plan assets         (310,000)  (179,000)  (495,000)
       Early retirement program cost              --     26,000         --
       Net amortization and deferral          61,000    (67,000)   286,000
      ---------------------------------------------------------------------
                                           $  51,000  $  67,000  $  46,000
      ---------------------------------------------------------------------

        In addition, the companies provide an employe savings and investment plan available to all regular employes who have completed three months of service. Each participating employe may contribute up to 20% of such employe's base pay and the companies match such contribution equal to 70% of up to the first 5% of contributed base salary. During 1993, 1992 and 1991, the Company contributed $21,948,000, $20,023,000 and $14,643,000, respectively.

- ----------------------------
 13 Postretirement Health Care Benefits

      The companies provide certain postretirement health care benefits for retirees and their dependents and for the surviving dependents of eligible employes and retirees. Substantially all of the companies' employes become eligible for postretirement health care benefits when they reach retirement age while working for the companies. In 1980, the companies began funding the liability for postretirement health care benefits through a trust fund, and the estimated cost of postretirement health care benefits has been accrued and funded over the working lives of the employes. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes.
        For the years 1980 through 1992, the liability for postretirement health care benefits and the related provisions for postretirement health care were equivalent to actuarial normal costs attributed over participants' employment periods from date of hire to the expected retirement date based on the aggregate cost method. On January 1, 1993, the companies adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which requires that postretirement benefits be determined based on the projected unit credit actuarial cost method and attributed over employment periods of plan participants to the date of eligibility for postretirement benefits rather than over the entire employment period. By adopting the new standard, the companies estimate that for the year ended December 31, 1993, postretirement costs increased $20 million resulting in a decrease in net income of $10 million or $0.05 per common share, net of income taxes and the portion of the costs charged to construction. The transition obligation of $588 million shown in the following schedule is being amortized over 20.6 years. The ultimate effects on income are dependent on the treatment authorized in future ratemaking proceedings. As indicated in the previous paragraph, the companies have accounted for postretirement health care benefits on an accrual basis since 1980 and accrual basis costs have been reflected in rates in ratemaking proceedings.
        Actuarial valuations were determined as of January 1, 1993. The funded status of the plan at January 1, 1993 and December 31, 1993 was as follows:

       (thousands of dollars)               January 1, 1993  December 31, 1993
       -----------------------------------  ---------------  -----------------
       Actuarial present value of
        accumulated postretirement health
        care obligation:
        Retirees                                $  (407,000)       $  (444,000)
        Active fully eligible participants          (60,000)           (65,000)
        Other participants                         (538,000)          (586,000)
      -------------------------------------------------------------------------
        Accumulated benefit obligation          $(1,005,000)       $(1,095,000)
       Fair value of plan assets, invested
        primarily in S&P 500 common
        stocks, equity and fixed income
        mutual funds, and U.S. Government
        and listed corporate obligations            365,000            458,000
      -------------------------------------------------------------------------
       Plan assets less than accumulated
        postretirement health care
        obligation                              $  (640,000)       $  (637,000)
       Unrecognized transition obligation           588,000            559,000
       Unrecognized net gain                             --             (9,000)
      -------------------------------------------------------------------------
       Accrued liability for
        postretirement health care              $   (52,000)       $   (87,000)
      -------------------------------------------------------------------------

        For 1993, different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates are 14.5% for 1993 grading down in 0.5% annual increments to 5%. Post-Medicare trend rates are 12% for 1993 grading down in 0.5% annual increments to 5%. The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement health care obligation at January 1, 1993 by approximately $184 million and increase the aggregate of the service and interest cost components of plan costs by approximately $27 million for the year ended December 31, 1993. The annual discount rate used was 7.5% and the annual long-term rate of return on plan assets was 9.5%, or 9.1% after including income tax effects.
        The components of postretirement health care costs, portions of which were recorded as components of construction costs, for 1993 were as follows:

       (thousands of dollars)                               1993
       -----------------------------------------------  --------
       Service cost                                     $ 45,000
       Interest cost on accumulated benefit obligation    74,000
       Actual return on plan assets                      (42,000)
       Amortization of transition obligation              29,000
       Other net deferral                                 10,000
      -----------------------------------------------------------
                                                        $116,000
      -----------------------------------------------------------

- ------------
 14 Income Taxes

      The components of the net deferred income tax liability at January 1, 1993 and December 31, 1993 are as follows:

                                                      January 1,  December 31,
       (thousands of dollars)                               1993          1993
       ---------------------------------------------  ----------  ------------
       Deferred tax liabilities:
        Accelerated cost recovery and liberalized
         depreciation, net of removal costs           $2,831,103    $3,095,855
        Overheads capitalized                            145,951       286,287
        Repair allowance                                 231,647       210,302
        Regulatory assets recoverable through future
         rates                                         1,545,643     1,729,890
       Deferred tax assets:
        Postretirement benefits                         (101,086)     (134,590)
        Unbilled revenues                                (91,410)      (98,164)
        Loss carryforward                                     --      (175,197)
        Alternative minimum tax                         (111,961)     (137,328)
        Unamortized investment tax credits to be
         settled through future rates                   (487,184)     (490,047)
        Other regulatory liabilities to be settled
         through future rates                            (89,490)     (102,383)
        Other--net                                       (51,753)      (80,751)
      -------------------------------------------------------------------------
       Net deferred income tax liability              $3,821,460    $4,103,874
      -------------------------------------------------------------------------

      The $282 million increase in the net deferred income tax liability from January 1, 1993 to December 31, 1993 is comprised of $114 million deferred income tax expense and a $168 million increase in regulatory assets net of regulatory liabilities pertaining to income taxes for the period.
        For the $282 million increase in the net deferred income tax liability from January 1, 1993 to December 31, 1993, approximately $185 million resulted from an increase in the federal statutory corporate income tax rate from 34% to 35% effective January 1, 1993, and from the elimination of a scheduled reduction in a component of the statutory Illinois income tax rate which was to have declined to 4.4% from 4.8%, effective July 1, 1993. The $185 million net increase resulted from recording an increase to regulatory assets of approximately $224 million and an increase to regulatory liabilities of approximately $39 million. See "Taxes" and "Regulatory Assets" under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The components of net income tax expense charged to continuing operations are as follows:

       (thousands of dollars)                      1993      1992      1991
       --------------------------------------  --------  --------  --------
       Electric operating income:
         Current income taxes                  $(27,553) $161,388  $289,437
         Deferred income taxes                  122,804   142,895   162,037
         Investment tax credits deferred--net   (29,424)  (32,506)  (32,054)
       Other (income) and deductions            (30,753)   (6,214)  (65,274)
      ----------------------------------------------------------------------
       Net income taxes charged to continuing
        operations                             $ 35,074  $265,563  $354,146
      ----------------------------------------------------------------------

        Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1993, 1992 and 1991:

                                               1993      1992      1991
       ----------------------------------  --------  --------  --------
       Pre-tax book income (in thousands)  $137,776  $779,544  $449,033
       Effective income tax rate               25.5%     34.1%     78.9%
      ------------------------------------------------------------------

        The principal differences between these rates and the federal statutory corporate income tax rate of 35% for 1993 and 34% for 1992 and 1991 were as follows:

                                                           1993  1992  1991
       -------------------------------------------------  -----  ----  ----
       Federal statutory corporate income tax rate         35.0% 34.0% 34.0%
       Equity component of AFUDC which was excluded from
        taxable income                                     (5.2) (0.9) (1.4)
       Amortization of investment tax credits             (21.4) (3.4) (7.2)
       State income tax, net of federal income tax          9.5   5.6  11.7
       Disallowed plant costs                                --    --  34.3
       Differences between book and tax accounting
        primarily for property related deductions           1.5    --   5.5
       Other--net                                           6.1  (1.2)  2.0
      ----------------------------------------------------------------------
         Effective income tax rate                         25.5% 34.1% 78.9%
      ----------------------------------------------------------------------

        The Company has recorded current federal income tax liabilities that include excess amounts of alternative minimum tax (AMT) over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. As shown in the first table, the cumulative excess amounts of AMT so recorded in the amount of approximately $137 million as of December 31, 1993 can be carried forward indefinitely as a credit against future years' regular federal income tax liabilities. In 1993, the Company recorded a loss for income tax purposes which may be carried forward through 2008. It is currently expected that the income tax effect of the loss carryforward in the amount of $175 million, as shown in the first table, will be utilized by the expiration date.
        The Company adopted SFAS No. 109, effective January 1, 1993. SFAS No. 109 requires an asset and liability approach to accounting for income taxes which replaces the deferred method formerly used. Under the asset and liability approach, the deferred income tax liability represents the income tax effect of temporary differences between financial accounting and income tax bases of assets and liabilities and is determined at the presently enacted income tax rates. The SFAS No. 109 adjustments to the Company's deferred income tax liability related to utility operations represents income taxes recoverable or returnable through future rates and have been recorded as regulatory assets and regulatory liabilities on the balance sheet. The cumulative effect of the change in the method of accounting for income taxes resulted in an increase to net income of $9.7 million or $0.05 per common share, due primarily to the reduction of deferred income taxes on nonregulated activities (primarily nonconsolidated subsidiaries) accrued in prior years at income tax rates in excess of the presently enacted income tax rates. The effect of the implementation entry on regulated activities was to record regulatory assets of $1,546 million primarily related to the equity component of AFUDC which was previously recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded; regulatory liabilities of $577 million primarily related to recognition of the deferred income tax effects of unamortized investment tax credits and to the changes in prior years' income tax rates; and a net increase to the deferred income tax liability of $969 million.
        For comparability purposes in presentation, Deferred Income Taxes shown on the Consolidated Balance Sheets as of December 31, 1992 were reclassified from a valuation reserve deducted from Utility Plant to Current Assets and to Deferred Credits and Other Noncurrent Liabilities, consistent with the presentation as of December 31, 1993 required by the new accounting standard.

- ---------------------
 15 Taxes, Except Income Taxes

      Provisions for taxes, except income taxes, for the years 1993, 1992 and 1991 were as follows:

       (thousands of dollars)                1993     1992     1991
       --------------------------------  -------- -------- --------
       Illinois public utility revenue   $199,498 $204,004 $218,137
       Illinois invested capital          111,126  107,207  111,872
       Municipal utility gross receipts   107,232  129,250  128,302
       Real estate                        162,560  162,151  148,356
       Municipal compensation              56,878   73,323   74,218
       Other--net                          64,619   67,974   61,685
      -------------------------------------------------------------
                                         $701,913 $743,909 $742,570
      -------------------------------------------------------------

- ---------------
 16 Lease Obligations

      On November 23, 1993, the Company consolidated its nuclear fuel lease arrangements into a new arrangement. Under the new arrangement, the Company may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million (consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes) to finance the transactions. The commercial paper/bank borrowing portion currently will expire on November 23, 1996, but the Company plans to ask for an extension of the expiration date. At December 31, 1993, the Company's obligation to the lessor for leased nuclear fuel amounted to $516 million. The Company has agreed to make lease payments which cover the amortization of the nuclear fuel used in the Company's reactors plus the lessor's related financing costs. The Company has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.
        Future minimum rental payments, net of executory costs, at December 31, 1993 for capital leases, are estimated to aggregate $574 million, including $224 million in 1994, $146 million in 1995, $97 million in 1996, $61 million in 1997, $31 million in 1998 and $15 million in 1999-2000. The estimated interest component of such rental payments aggregates $53 million. The estimated portions of obligations due within one year under capital leases are included in current liabilities and approximated $166 million and $178 million at December 31, 1993 and 1992, respectively.
        The Company has entered into an operating lease for new aluminum coalporter rail cars. The lease covers only the cost of the rail cars, thereby not including any operating, maintenance or other related costs. Future minimum rental payments at December 31, 1993 for this operating lease are estimated to aggregate $108 million, including $2 million in 1994, $5 million in 1995, $5 million in 1996, $5 million in 1997, $5 million in 1998 and $86 million in 1999-2013.

- --------------------------------------
 17 Investments in Uranium- and Coal-Related Properties

      At December 31, 1993, the Company and its subsidiaries had investments of approximately $134 million in uranium-related properties, equipment and activities and approximately $517 million in coal reserves. Production of uranium from all of the uranium properties has been deferred due to depressed market prices for uranium. The Company currently expects ultimately to recover the cost of the uranium properties in all material respects in relation to the Company's financial position and its results of operations, but doing so depends on substantially improved market conditions. However, the Company continues to evaluate its ability ultimately to recover the cost of its uranium properties. In prior years, the Company's commitments for the purchase of coal under long-term contracts exceeded its requirements. Rather than take all the coal it was required to take, the Company agreed to purchase the coal in place in the form of coal reserves. The Company has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as the coal is used for the generation of electricity. However, the Company is not earning a return on the expenditures for coal reserves prior to the coal reserves being used for the generation of electricity by including the coal reserves in rate base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources" and "Results of Operations," for information concerning coal commitments and the Company's fuel supply, respectively. See Note 19 for additional information concerning the Company's coal commitments.
        During 1989 and 1991, actions were brought in federal and state courts in Colorado against the Company and its subsidiary, Cotter
      Corporation (Cotter), alleging that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. The plaintiffs seek from Cotter and the Company unspecified compensatory, exemplary and medical monitoring fund damages, unspecified response costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and temporary and permanent injunctive relief. Although the cases will necessarily involve the resolution of numerous contested issues of fact and law, the Company's determination is that these actions will not have a material adverse impact on the Company's financial statements.

- ------------------
 18 Joint Plant Ownership

      The Company has a 75% undivided ownership interest in the Quad-Cities nuclear generating station. Further, the Company is responsible for 75% of all costs which are charged to appropriate investment, operation or maintenance accounts and provides its own financing. At December 31, 1993, for its share of ownership in the station, the Company had an investment of $533 million in production and transmission plant in service (before reduction of $159 million for the related accumulated provision for depreciation) and $53 million in construction work in progress.

- -------------------------------------------------
 19 Commitments, Contingent Liabilities and the Construction Program

      Purchase commitments, principally related to construction and nuclear fuel, approximated $1,187 million at December 31, 1993. In addition, the Company has substantial commitments for the purchase of coal under long-term contracts. The Company's coal costs are high compared to those of other utilities. The Company's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and the Company has significant purchase commitments under its contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding the Company's purchase commitments.
        The Company is a member of Nuclear Mutual Limited (NML), established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that the Company would have no exposure in the event of a single incident. However, the Company could be subject to a maximum assessment of approximately $70 million in any policy year, in the event losses exceed accumulated reserve funds.
        The Company also is a member of Nuclear Electric Insurance Limited
      (NEIL), which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that the Company would have no exposure in the event of a single incident under the replacement power coverage and the property damage coverage. However, the Company could be subject to maximum assessments, in any policy year, of approximately $27 million and $87 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.
        The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, the Company would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year. The current maximum assessment was effective August 20, 1993 and represents an increase of $164 million over the previous maximum assessment of $827 million. The Act requires that the assessment program be adjusted for inflation every five years, and 1993 was an adjustment year.
        In addition, the Company participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. The Company would currently be subject to a maximum assessment of approximately $37 million in the event losses exceed accumulated reserve funds.
        See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for information relating to the Company's construction program and rates and financial condition.
        Shareholder derivative lawsuits were filed on October 1, 1992 and on April 14, 1993 in the Circuit Court against current and former directors of the Company alleging that they breached their fiduciary duty and duty of care to the Company in connection with the management of the activities associated with the construction of the Company's four most recently completed nuclear generating units. The lawsuits sought restitution to the Company by the defendants for unquantified and undefined losses and costs alleged to have been incurred by the Company. Both lawsuits were dismissed by the Circuit Court; however, appeals are pending before the Illinois Appellate Court.

        The Company is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in the Company's future construction expenditures and operating expenses. The Company and its subsidiaries are or are likely to become parties to proceedings initiated by the United States Environmental Protection Agency, state agencies and/or other responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) with respect to a number of sites, including manufactured gas plant (MGP) sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA. While there is a possibility that in the aggregate the cost of MGP site investigation and remediation will be substantial over time, the Company is not able to determine the most probable liability for MGPs. In accordance with accounting standards, the Company recorded a provision of $25 million in 1991 which reflects the low end of the range of its estimate of the liability associated with former MGPs. In 1993, the Company recorded a provision of $5 million which reflects the low end of the range of its estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. The Company presently estimates that its costs of investigating and remediating these other sites pursuant to CERCLA and state environmental laws will not in the aggregate be material to the business or operations of the Company. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

- ---------------
 20 Subsequent Events

      On January 25, 1994, the Company announced the closing of the sale of $66 million of Pollution Control Revenue Refunding Bonds issued through the Illinois Development Finance Authority.
        On January 25, 1994, the Company announced that the following Illinois Environmental Facilities Financing Authority Pollution Control Revenue Bonds will be redeemed: on March 11, 1994, all $50 million of the outstanding Series 1979 Bonds (consisting of $10 million of 8 3/8% bonds due November 1, 2004 and $40 million of 8 1/2% bonds due November 1, 2009), and on April 1, 1994, all of the outstanding Series 1983 Bonds, consisting of $16 million of 9 3/4% bonds due April 1, 2013.

- -------------------------
 21 Quarterly Financial Information

                                                                   Net         Average Earnings
                                        Electric                Income       Number of   (Loss)
                              Electric Operating        Net  (Loss) on          Common      Per
                             Operating    Income     Income     Common          Shares   Common
       Three Months Ended     Revenues    (Loss)     (Loss)      Stock     Outstanding    Share
       -------------------  ---------- ---------  ---------  ---------     ----------- --------
       (thousands except
        per share data)
        March 31, 1992      $1,422,557 $ 265,806  $  67,254  $  49,303(a)      212,713   $ 0.23
        June 30, 1992       $1,431,749 $ 271,705  $ 105,825  $  87,919(a)      212,860   $ 0.41
        September 30, 1992  $1,708,880 $ 398,869  $ 235,865  $ 218,151         212,973   $ 1.02
        December 31, 1992   $1,463,135 $ 260,523  $ 105,037  $  88,069         213,170   $ 0.41

        March 31, 1993      $1,483,385 $ 240,840  $  77,212  $  60,575         213,337   $ 0.28
        June 30, 1993       $1,430,547 $ 237,223  $  75,094  $  58,051         213,466   $ 0.27
        September 30, 1993  $1,872,448 $ 456,227  $ 287,123  $ 270,558         213,550   $ 1.27
        December 31, 1993   $  474,060 $(530,475) $(326,989) $(342,796)(b)     213,680   $(1.60)
      ------------------------------------------------------------------------------------------

      (a) See "Earnings per Common Share" under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information concerning the reduction to net income recorded in 1992 which reflected a provision for additional refunds and interest related to the 1985 ICC rate order.
      (b) See Note 2 for information concerning the Rate Matters Settlement, which lowered the level of the Company's rates and provides for substantial customer refunds, and the Fuel Matters Settlement, which provides for payments to customers.